Exhibit 99


Contacts:

Chris O'Connell
Investor Relations
612/514-4971

Jessica Stoltenberg
Public Relations
707/541-3207

F O R  I M M E D I A T E  R E L E A S E

MEDTRONIC AND ARTERIAL VASCULAR ENGINEERING TO MERGE, FORMING WORLD-LEADING FRANCHISE IN INTERVENTIONAL CARDIOLOGY

         MINNEAPOLIS, MN AND SANTA ROSA, CA, November 30, 1998 -- Medtronic, Inc. (NYSE:MDT) and Arterial Vascular Engineering, Inc. (AVE) (Nasdaq National Market:AVEI) today announced that they will merge to form one of the world's leading interventional cardiology franchises in a transaction valued at $3.7 billion. AVE's strong position in interventional cardiology will complement Medtronic's market-leading positions in the cardiac rhythm management, cardiac surgery, and neurological and spinal surgery fields.

         The agreement calls for Medtronic to exchange $54.00 in Medtronic stock for each share of AVE stock, in a pooling of interests transaction. The agreement is subject to certain collar provisions and customary closing conditions.

         "We are extremely pleased to be merging with AVE, as it provides the opportunity we have been seeking to move into a leadership role in the interventional field," said William W. George, chairman and chief executive officer of Medtronic. "During the past several years, under the direction of CEO Scott Solano, AVE has built itself into the world's leading cardiac stent company. The company's recent acquisition of the USCI interventional cardiology business of C.R. Bard and its pending merger with World Medical Manufacturing Corporation have broadened AVE's product lines. When combined with Medtronic's interventional business, AVE will give us a broad array of outstanding interventional products, one of the strongest development pipelines in the industry, and a very deep intellectual property portfolio. The combined Medtronic AVE vascular business will generate more than $1 billion in revenues next fiscal year, with tremendous growth potential over the next ten years."

         Scott Solano, AVE chairman and chief executive officer said, "The merger with Medtronic will substantially enhance our position in the interventional field. Medtronic has developed its own portfolio of some very competitive balloon and guide catheter technology, as well as an excellent endovascular stent graft. In addition, they have developed and licensed a broad intellectual property portfolio which, combined with our own, will give us an extensive patent foundation moving forward."


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         Solano added, "By combining the technology, service and dedication of the two companies, we will be able to meet all the needs of the physicians in the catheterization lab. AVE is well-positioned for future growth with a rapidly escalating R&D budget and a strong culture of innovation."

         AVE designs and manufactures minimally invasive solutions for the treatment of coronary artery and peripheral vascular disease and is the global technology leader in coronary stents. Its product offerings include coronary stents, balloon catheters, guidewires and guiding catheters. Founded in 1991, AVE has about 4,000 employees.

         Solano will report directly to Medtronic's President and Chief Operating Officer, Art Collins, and will assume responsibility for the combined vascular businesses of Medtronic and AVE, headquartered in Santa Rosa, Calif. "In addition, the vascular field sales and service forces of the two companies will be merged into a single unit in each geography, and the operations and facilities will be streamlined to gain additional synergy and operational efficiency," Collins said.

         For Medtronic, AVE is the fifth major transaction announced since July 1998, all in its core cardiovascular and neurological and spinal surgery businesses. Its total investment in these mergers is $8 billion. The others include:

Sofamor Danek Group, Inc., Memphis, TN      -    Spinal and neurological surgery
Physio-Control International Corp., Redmond, WA  External defibrillators
Avecor Cardiovascular Inc., Minneapolis, MN      Cardiac surgery products
Midas Rex, L.P., Ft. Worth, TX                   Neurological surgery

         "These five mergers transform Medtronic into a truly unique corporation in the medical technology field, with anticipated revenues exceeding $5 billion in our next fiscal year, almost double our FY98 size," said George "When combined with the breakthrough new products we have developed internally, such as the Gem(TM) DR dual chamber defibrillator and the Medtronic.Kappa(TM) 700 series of adaptive pacemakers, these mergers put Medtronic in a position of global market leadership in medical technologies used to treat all aspects of cardiac disease as well as those used in neurological and spinal surgery. As a result of these mergers, Medtronic can now offer our hospital and physician customers superior products providing a wide array of cardiovascular and neurological therapies."

         Medtronic said that, aside from transaction-related charges, the merger will be significantly accretive to earnings this year and in future years. The company said it will reinvest a significant portion of the incremental earnings into R&D and market development to accelerate future growth of all of its product lines. The company expects to spend more than $500 million on R&D in its coming fiscal year.


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         The $54 per share merger price stated above applies if Medtronic's average common stock price for the 15 NYSE trading days ending on and including the second NYSE trading day preceding the AVE shareholders' meeting on the merger is between $61.20 and $74.80 per share. If such average is within this range, then each AVE share will be exchanged for Medtronic shares with a value of $54. If such average Medtronic stock price is equal to or greater than $74.80, then each AVE share will be exchanged for 0.72193 Medtronic shares, and if it is equal to or less than $61.20, then each AVE share will be exchanged for
0.88235 Medtronic shares.

         The transaction is subject to customary conditions, including approval by shareholders of AVE and Hart-Scott-Rodino clearance. The companies expect to complete the transaction in 90 to 120 days.

         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.

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Any statement made about the company's anticipated financial results are forward-looking statements subject to risks and uncertainties such as those described in the company's Annual Report on Form 10K for the year ended April 30, 1998. Actual results may differ materially from anticipated results.